Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE	February 19, 2014
1329 Millwood Road
McKinney, Texas 75069	Contact:	Frank J. Bilban
972-562-9473		Vice President & CFO
For Immediate Release

ENCORE WIRE REPORTS FOURTH QUARTER RESULTS

MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the fourth quarter and full year ended December 31, 2013.

Net sales for the fourth quarter of 2013 increased to $293.5 million compared to $258.0 million during the fourth quarter of 2012. Unit volume, measured in copper pounds contained in the wire sold, increased 18.4% in the fourth quarter of 2013 versus the fourth quarter of 2012. The volume increase was offset somewhat by a 6.8% decrease in the average selling price per copper pound sold in the fourth quarter of 2013 versus the same period in 2012. Sales prices declined primarily due to lower copper prices, which declined 8.6% versus the fourth quarter of 2012. Aluminum building wire sales continued their growth pattern, constituting 8.0% of net sales dollars for the fourth quarter of 2013 versus 5.1% in the fourth quarter of 2012. Net income for the fourth quarter of 2013 increased to $11.2 million versus $5.2 million in the fourth quarter of 2012. Fully diluted net earnings per common share were $0.54 in the fourth quarter of 2013 versus $0.25 in the fourth quarter of 2012.

Net sales for the year ended December 31, 2013 increased to $1.158 billion compared to $1.072 billion during the same period in 2012. Unit volume, measured in copper pounds contained in the wire sold, increased 9.5% in 2013 versus 2012. The volume increase was offset somewhat by a 4.7% decrease in the average selling price per copper pound sold in 2013 versus 2012. Sales prices declined primarily due to lower copper prices, which declined 7.5% in 2013 versus 2012. Aluminum building wire sales continued to grow, constituting 6.9% of net sales dollars during 2013 versus 3.6% in 2012. Net income for the year ended December 31, 2013 was $46.9 million versus $19.8 million in 2012. Fully diluted net earnings per common share increased to $2.26 for the year ended December 31, 2013 versus $0.91 in 2012.

On a sequential quarter comparison, net sales for the fourth quarter of 2013 were $293.5 million versus $309.9 million during the third quarter of 2013. Copper unit volume decreased 6.7% on a sequential quarter comparison. The fourth quarter is generally a slower quarter in the construction and building wire industries. Net income for the fourth quarter of 2013 was $11.2 million versus $13.8 million in the third quarter of 2013. Fully diluted net income per common share was $0.54 in the fourth quarter of 2013 versus $0.66 in the third quarter of 2013.

Commenting on the results, Daniel L. Jones, President and Chief Executive Officer, said, “Continuing the positive trend we saw developing earlier this year, the fourth quarter was encouraging to us from both a volume and margin perspective. Unit volumes were up in all building wire products. We believe our expansion of product offerings to our existing customer base over the last several years has been critical to maintaining and perhaps boosting our market share, as our capital expenditures help to drive increased sales. As we have repeatedly noted, one of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. That spread increased 3.7% in 2013 versus 2012, while our copper unit volume shipped in 2013 increased 9.5% versus 2012. Along with the continued success of our aluminum building wire launch, this increase in copper unit volumes and spreads helped drive earnings per share in 2013 to the second highest yearly total ever. Our new aluminum building wire plant finished its first full year of operations, during which we sold $79.8 million of aluminum building wire. We believe that our ability to sell aluminum wire has resulted in increased copper wire sales as customers prefer to “one-stop shop” and order enough pounds to get free freight.

We continue to support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.

Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we had $36.8 million in cash at the end of the quarter. We also declared another cash dividend during the quarter. We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”

Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Additional Disclosures:

The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2012 in previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended December 31,		12 Months Ended December 31,
$’s in 000’s	2013	2012	2013	2012
Net Income	$11,212	$5,220	$46,910	$19,811
Income Tax Expense	5,557	2,265	23,773	9,565
Interest Expense	64	75	265	313
Depreciation and Amortization	3,841	3,446	14,788	14,280

EBITDA	$20,674	$11,006	$85,736	$43,969

Encore Wire Corporation

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	Deecember 31,	Deecember 31,
	2013	2012
ASSETS
Current Assets
Cash	$36,778	$33,883
Receivables, net	215,739	197,980
Inventories	70,780	63,656
Prepaid Expenses and Other	6,769	11,331

Total Current Assets	330,066	306,850
Property, Plant and Equipment, net	194,254	164,924
Other Assets	1,506	693

Total Assets	$525,826	$472,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$23,465	$20,112
Accrued Liabilities and Other	24,453	25,245

Total Current Liabilities	47,918	45,357
Long Term Liabilities
Non-Current Deferred Income Taxes	21,327	16,946

Total Long Term Liabilities	21,327	16,946

Total Liabilities	69,245	62,303
Stockholders’ Equity
Common Stock	266	266
Additional Paid in Capital	49,459	48,298
Treasury Stock	(88,134)	(88,134)
Retained Earnings	494,990	449,734

Total Stockholders’ Equity	456,581	410,164

Total Liabilities and Stockholders’ Equity	$525,826	$472,467

Encore Wire Corporation

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Quarter Ended December 31,				Year Ended December 31,
	2013		2012		2013		2012
Net Sales	$293,514	100.0%	$258,000	100.0%	$1,158,252	100.0%	$1,072,348	100.0%
Cost of Sales	260,798	88.9%	235,661	91.3%	1,023,180	88.3%	982,021	91.6%

Gross Profit	32,716	11.1%	22,339	8.7%	135,072	11.7%	90,327	8.4%
Selling, General and Administrative Expenses	15,968	5.4%	14,852	5.8%	64,453	5.6%	60,981	5.7%

Operating Income	16,748	5.7%	7,487	2.9%	70,619	6.1%	29,346	2.7%
Net Interest & Other Expense	(21)	0.0%	2	0.0%	(64)	0.0%	(30)	0.0%

Income before Income Taxes	16,769	5.7%	7,485	2.9%	70,683	6.1%	29,376	2.7%
Income Taxes	5,557	1.9%	2,265	0.9%	23,773	2.1%	9,565	0.9%

Net Income (Loss)	$11,212	3.8%	$5,220	2.0%	$46,910	4.1%	$19,811	1.8%

Basic Earnings Per Share	$0.54		$0.25		$2.27		$0.91

Diluted Earnings Per Share	$0.54		$0.25		$2.26		$0.91

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	20,692		20,661		20,676		21,680

-Diluted	20,818		20,723		20,764		21,732

Dividends Declared per Share	$0.02		$0.02		$0.08		$0.08

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